Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:     Corporate Communications
                          404-715-2554

Delta Reaches Tentative Agreement with Pilot Union
to Deliver $1 Billion In Annual Savings

Efforts to secure additional stakeholder participation and restructure debt progress as pilots prepare to consider contractual changes

ATLANTA, Oct. 28, 2004 – Delta Air Lines (DAL: NYSE) announced that it reached a tentative agreement with its pilot union on contractual changes designed to deliver $1 billion in long-term, annual savings through a combination of changes to wages, pension and other benefits and work rules. Pilots have until Nov. 11, 2004, to vote on the agreement through an expedited electronic ratification process.

          “Reaching a tentative agreement is an important step in our march toward viability, and I appreciate the negotiators’ good faith efforts and hard work,” said CEO Gerald Grinstein.

          The company’s chief executive also said that although bankruptcy remains a possibility due to Delta’s precarious financial situation, “we are making significant progress and are on course with our customer-focused transformation plan.”

          The pilot accord is a necessary element of the company’s comprehensive out-of-court restructuring initiative that is intended to deliver approximately $5 billion in annual benefits by 2006 (as compared to 2002).  It includes finalizing new financing arrangements, restructuring debt, securing concessions from vendors and lessors, retooling its operations and reducing non-pilot employee and operational costs, including management overhead.

          “The pilot agreement, which still is subject to ratification by the pilot membership, is one very important and necessary piece of a complex puzzle that must come together in time to begin to reverse the impact of high costs, including unrelenting high fuel prices, compounded by low revenues, and to stem our cash drain,” Grinstein explained.

          Delta recently announced that it has entered into a commitment letter with American Express to provide up to $600 million in financing, subject to significant conditions, and also reached agreement with some of its bondholders to defer approximately $135 million in debt due in 2005. In addition, the company said it is “on track” to deliver by the end of 2004 approximately $2.3 billion of the approximately $5 billion annual target through its previously announced Profit Improvement Initiative (PII).

          “The proposed pilot savings, as difficult and painful as they are, will make a meaningful contribution to a massive company-wide effort underway to help transform Delta into a formidable and viable competitor. I am extremely grateful to all of Delta’s employees who are making enormous sacrifices to help our company restructure on its own terms and avoid bankruptcy,” Grinstein said.

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          As a part of its out-of-court restructuring plans, Delta is finalizing an Employee Reward Program to provide employees with a combination of equity, profit sharing and performance incentive payouts. The company has said it is committed to the principle that employees will have an opportunity to share in any success their sacrifice helps make possible.

          The company had previously announced the elimination of approximately 6,000-7,000 additional non-pilot positions, including a 20 percent reduction in its officer ranks. Other steps include further changes to pay and benefits. These reductions, together with operational changes and remaining PII initiatives, are targeted to deliver $1.6 billion of the approximately $5 billion in total annual benefits targeted for 2006 as compared to 2002.

          Separately, Delta’s flight superintendents, represented by the Professional Airline Flight Control Association (PAFCA), also are preparing for a ratification vote on their contract following a tentative agreement reached between the company and the union.

          In an internal message to employees, Grinstein emphasized that “while there can be no guarantees, the people of Delta are diligently and collaboratively making every effort to avoid bankruptcy. Time is of the essence, but given the additional sacrifices that undoubtedly will be required if we file for bankruptcy, I believe it remains in our collective best interest to restructure our company on our own.”

          Delta’s top executive assured employees that the company’s transformation plan, announced in September, is moving forward. “From instituting SimpliFares to improving our passenger-friendly technologies; from dehubbing Dallas-Ft. Worth to strengthening Atlanta, Cincinnati and Salt Lake City; from updating our cabin interiors to adding more flights and destinations from our focus cities; from growing Song to simplifying our fleet, our transformation plan is well underway,” Grinstein observed.

Statements in this news release that are not historical facts, including statements regarding Delta’s estimates, beliefs, expectations, intentions, strategies or projections, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, beliefs, expectations, intentions, strategies and projections reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to reduce operating expenses, our ability to obtain necessary financing or debt payment deferrals to meet our liquidity needs, our pension plan funding obligations, pilot early retirements, the cost of aircraft fuel, the effect of credit ratings downgrades, interruptions or disruptions in service at one of our hub airports, our increasing dependence on technology in our operations, the outcome of negotiations on collective bargaining agreements and other labor issues, the effects of terrorist attacks, restructurings by competitors and competitive conditions in the airline industry. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-Q for the quarter ended June 30, 2004, filed with the commission on Aug. 9, 2004 and its Form 8-K filed with the commission on Oct. 15, 2004. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of Oct. 28, 2004, and which Delta has no current intention to update.

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